Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES DECEMBER 31, 2019 FINANCIAL RESULTS
AND DECLARES FIRST QUARTER 2020 DIVIDEND OF $0.40 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — February 12, 2020 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.40 per share. The first quarter dividend is payable on March 31, 2020 to stockholders of record as of March 16, 2020.

DECEMBER 31, 2019 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2019.

HIGHLIGHTS

 Financial

	Q4-19			Q4-18		FY-19			FY-18
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)		Total Amount	Per Share(1)	Total Amount	Per Share(1)		Total Amount	Per Share(1)
Core EPS(2)		$0.45			$0.45		$1.89			$1.68
GAAP EPS		$0.48			$0.36		$1.86			$2.01
Net investment income	$190	$0.44		$203	$0.48	$811	$1.90		$694	$1.63
Net realized gains (losses)	$(79)	$(0.18)		$31	$0.07	$(65)	$(0.15)		$419	$0.98
Net unrealized gains (losses)	$93	$0.22		$(81)	$(0.19)	$47	$0.11		$(255)	$(0.60)
GAAP net income	$204	$0.48		$153	$0.36	$793	$1.86		$858	$2.01
Dividends declared and payable		$0.42	(3)		$0.39		$1.68	(4)		$1.54

	As of December 31,
(dollar amounts in millions, except per share data)	2019	2018
Portfolio investments at fair value	$14,426	$12,417
Total assets	$14,905	$12,895
Stockholders’ equity	$7,467	$7,300
Net assets per share	$17.32	$17.12
Debt/equity ratio	0.95x	0.73x
____________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less expense reimbursement (the “Ares Reimbursement”) from Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”), net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)	Includes an additional dividend of $0.02 per share paid in the fourth quarter ended December 31, 2019.

(4)	Includes additional dividends of $0.08 per share in the aggregate paid in the year ended December 31, 2019.

Portfolio Activity

(dollar amounts in millions)	Q4-19	Q4-18	FY-19	FY-18
Portfolio Activity During the Period:
Gross commitments	$1,608	$2,709	$7,261	$8,045
Exits of commitments	$1,224	$1,021	$5,350	$6,476

Portfolio as of the End of the Period:
Number of portfolio company investments			354	344
Weighted average yield of debt and other income producing securities(5):
At amortized cost			9.6%	10.2%
At fair value			9.7%	10.3%
Weighted average yield on total investments(6):
At amortized cost			8.6%	9.0%
At fair value			8.7%	9.3%
__________________________________________________

(5)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(6)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

FOURTH QUARTER 2019 OPERATING RESULTS

For the fourth quarter of 2019, Ares Capital reported GAAP net income of $204 million or $0.48 per share (basic and diluted), Core EPS(2) of $0.45 per share (basic and diluted), net investment income of $190 million or $0.44 per share (basic and diluted), and net realized and unrealized gains of $14 million or $0.04 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2019, total assets were $14.9 billion, stockholders’ equity was $7.5 billion and net asset value per share was $17.32.

In the fourth quarter of 2019, Ares Capital made $1.6 billion in new investment commitments, including commitments to 14 new portfolio companies, 28 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 37 were sponsored transactions. As of December 31, 2019, 165 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1.6 billion in new commitments made during the fourth quarter of 2019, 75% were in first lien senior secured loans, 12% were in senior subordinated loans, 7% were in the subordinated certificates of the SDLP, 5% were in second lien senior secured loans and 1% were in other equity securities. Of these commitments, 95% were in floating rate debt securities. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the fourth quarter of 2019, significant new commitments included:

•	$150 million in first lien senior secured revolving and term loans of an ignition interlock device provider;

•	$139 million in first lien senior secured revolving, delayed draw and term loans and equity of an operator of veterinary hospitals;

•	$135 million in a first lien senior secured term loan and a senior subordinated loan of a residential solar energy provider;

•	$112 million in first lien senior secured delayed draw and term loans and equity of a provider of mission critical services to health plans and health systems;

•
$110 million in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in first lien senior secured loans to three portfolio companies in a variety of industries;

•	$81 million in first lien senior secured delayed draw and term loans of a janitorial and facilities management services provider;

•	$68 million in first and second lien senior secured delayed draw loans of an operator of veterinary hospitals;

•	$61 million in first lien senior secured revolving, delayed draw and term loans of an insurance broker;

•	$58 million in first lien senior secured revolving, delayed draw and term loans of an insurance broker;

•	$53 million in a senior subordinated loan of a solar power generation facilities developer and operator;

•	$49 million in first lien senior secured revolving and term loans of an aerospace precision components manufacturer;

•	$46 million in first lien senior secured revolving and term loans and equity in a footwear and orthopedic foot care brand;

•	$45 million in first lien senior secured revolving and term loans of a provider of lab testing services for nicotine related products;

•	$41 million in first lien senior secured revolving and term loans of an IT operations management and cybersecurity software provider;

•	$40 million in first lien senior secured delayed draw and term loans of a medical device company;

•	$37 million in first lien senior secured revolving and term loans of a manufacturer of scientific instruments;

•	$35 million in a first lien senior secured term loan of a provider of student information system software solutions to the K-12 education market; and

•	$34 million in a second lien senior secured term loan of a fast casual restaurant chain operator.

Also in the fourth quarter of 2019, Ares Capital exited approximately $1.2 billion of investment commitments. Of the total investment commitments exited, 81% were first lien senior secured loans, 17% were second lien senior secured loans, 1% were in preferred equity securities and 1% were other equity securities. Of the approximately $1.2 billion of exited investment commitments, 89% were floating rate, 9% were on non-accrual status and 2% were non-income producing.

The fair value of Ares Capital’s portfolio investments at December 31, 2019 was $14.4 billion, including $12.9 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 44% of first lien senior secured loans, 30% of second lien senior secured loans, 6% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 6% of senior subordinated loans, 5% of preferred equity securities and 9% of other equity securities. As of December 31, 2019, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 9.6% and 9.7%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 8.6% and 8.7%, respectively, and 84% of the total investments at fair value were in floating rate securities.

“Our fourth quarter results concluded another great year for ARCC, demonstrated by higher annual earnings, expanded net asset value per share, stable credit quality and strong dividend coverage,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We have significant available capital and believe we are well positioned to be opportunistic to find attractive investments in varying market conditions.”

“In 2019 and so far this year, we have further strengthened our balance sheet by extending the maturities of our liabilities and accessing diverse forms of attractive financing,” said Penni Roll, Chief Financial Officer of Ares Capital. “Subsequent to year-end, we also took advantage of favorable market conditions to expand our committed capital and issued the lowest cost unsecured notes in our history.”

PORTFOLIO QUALITY

Ares Capital’s investment adviser employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of December 31, 2019 and December 31, 2018, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and 3.0, respectively, and loans on non-accrual status represented 1.9% and 2.5%, respectively, of total investments at amortized cost (or 0.9% and 0.6%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2019, Ares Capital had $176 million in cash and cash equivalents and $7.1 billion in total aggregate principal amount of debt outstanding ($7.0 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $2.0 billion available for additional borrowings under its existing credit facilities as of December 31, 2019.

In November 2019, Ares Capital entered into equity distribution agreements with two sales agents (the “Equity Distribution Agreements”), pursuant to which Ares Capital may offer and sell, from time to time, shares of its common stock having an aggregate offering amount of up to $500 million. Subject to the terms and conditions of the Equity Distribution Agreements, sales of common stock, if any, may be made in transactions that are deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended. During the three months ended December 31, 2019, Ares Capital issued and sold approximately 3.5 million shares of common stock under the Equity Distribution Agreements, with net proceeds totaling approximately $64 million, after deducting sales agents’ commissions and other offering expenses of approximately $1 million. As of December 31, 2019, common stock with an aggregate offering amount of approximately $435 million remained available for issuance under the Equity Distribution Agreements.

In December 2019, Ares Capital and Ares Capital JB Funding LLC (“ACJB”), a wholly owned subsidiary of Ares Capital, entered into an amendment (the “SMBC Amendment”) to the documents governing ACJB’s revolving funding facility (the “SMBC Funding Facility”) with Sumitomo Mitsui Banking Corporation and each of the other parties thereto. The SMBC Amendment increased total commitments under the SMBC Funding Facility from $500 million to $650 million, with the ability to further increase commitments up to a total of $1.0 billion subject to receiving the necessary consents.

FOURTH QUARTER 2019 DIVIDEND PAID AND 2019 DECLARED ADDITIONAL DIVIDENDS

On October 30, 2019, Ares Capital declared a fourth quarter 2019 dividend of $0.40 per share for a total of approximately $172 million. The fourth quarter dividend was paid on December 30, 2019 to stockholders of record as of December 16, 2019. On February 12, 2019, Ares Capital declared an additional fourth quarter 2019 dividend of $0.02 per share for a total of approximately $9 million. The additional dividend was paid on December 27, 2019 to stockholders of record as of December 16, 2019.

RECENT DEVELOPMENTS

In January 2020, Ares Capital issued $750 million in aggregate principal amount of unsecured notes that mature on July 15, 2025 and bear interest at a rate of 3.250% per year (the ‘‘July 2025 Notes’’). The July 2025 Notes require payment of interest semi-annually, and all principal is due upon maturity. The July 2025 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at the redemption prices determined pursuant to the indenture governing the July 2025 Notes, and any accrued and unpaid interest. The July 2025 Notes were issued at a discount to the principal amount.

In January 2020, Ares Capital and ACJB increased total commitments under the SMBC Funding Facility by $75 million, from $650 million to $725 million.

In January 2020, Ares Capital and Ares Capital CP Funding LLC, a wholly owned subsidiary of Ares Capital, entered into an agreement to amend the revolving funding facility (as amended, the “Revolving Funding Facility”) that, among other things, (a) increased the commitments under the Revolving Funding Facility from $1,275 million to $1,525 million, (b) extended the reinvestment period from January 3, 2022 to January 31, 2023 and (c) extended the stated maturity date from January 3, 2024 to January 31, 2025.

In February 2020, Ares Capital’s Board of Directors authorized an amendment to Ares Capital’s $500 million stock repurchase program to extend the expiration date of the program from February 15, 2020 to February 15, 2021. Under the stock repurchase program, Ares Capital may repurchase up to $500 million in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

From January 1, 2020 through February 6, 2020, Ares Capital made new investment commitments of approximately $453 million, of which $361 million were funded. Of these new commitments, 61% were in first lien senior secured loans, 18% were in second lien senior secured loans, 17% were in senior subordinated loans and 4% were in other equity securities. Of the approximately $453 million of new investment commitments, 96% were floating rate and 4% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.1%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From January 1, 2020 through February 6, 2020, Ares Capital exited approximately $282 million of investment commitments. Of the total investment commitments exited, 55% were first lien senior secured loans, 38% were second lien senior secured loans, 3% were senior subordinated loans, 3% were other equity securities and 1% were subordinated certificates of the SDLP. Of the approximately $282 million of exited investment commitments, 96% were floating rate, 3% were non-interest bearing and 1% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.8%, and the weighted average yield on total investments exited or repaid during the period at amortized cost was 8.6%. On the approximately $282 million of investment commitments exited from January 1, 2020 through February 6, 2020, Ares Capital recognized total net realized gains of approximately $21 million.

In addition, as of February 6, 2020, Ares Capital had an investment backlog and pipeline of approximately $735 million and $390 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, February 12, 2020 at 12:00 p.m. (Eastern Time) to discuss its quarter and year ended December 31, 2019 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED

ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 2583563 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through February 26, 2020 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10137626. An archived replay will also be available through February 26, 2020 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of December 31,
	2019	2018

ASSETS
Total investments at fair value (amortized cost of $14,696 and $12,754, respectively)	$14,426	$12,417
Cash and cash equivalents	176	296
Interest receivable	117	91
Operating lease right-of-use asset	94	—
Other assets	78	79
Receivable for open trades	14	12
Total assets	$14,905	$12,895
LIABILITIES
Debt	$6,971	$5,214
Interest and facility fees payable	54	64
Base management fees payable	54	45
Income based fees payable	48	36
Capital gains incentive fees payable	58	112
Operating lease liabilities	121	33
Accounts payable and other liabilities	99	66
Payable for open trades	33	25
Total liabilities	7,438	5,595
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 431 and 426 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,760	7,173
Accumulated (overdistributed) undistributed earnings	(293)	127
Total stockholders’ equity	7,467	7,300
Total liabilities and stockholders’ equity	$14,905	$12,895
NET ASSETS PER SHARE	$17.32	$17.12

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$296	$263	$1,180	$1,041
Capital structuring service fees	38	47	162	143
Dividend income	44	26	152	97
Other income	8	9	34	56
Total investment income	386	345	1,528	1,337

EXPENSES
Interest and credit facility fees	79	60	291	240
Base management fees	54	45	205	180
Income based fees	48	46	194	169
Capital gains incentive fees	3	(10)	(4)	33
Administrative fees	3	3	14	13
Other general and administrative	6	6	31	29
Total expenses	193	150	731	664
Waiver of income based fees	—	(10)	(30)	(40)
Total expenses, net of waiver of income based fees	193	140	701	624
NET INVESTMENT INCOME BEFORE INCOME TAXES	193	205	827	713
Income tax expense, including excise tax	3	2	16	19
NET INVESTMENT INCOME	190	203	811	694
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	(79)	31	(65)	419
Net unrealized gains (losses)	93	(81)	47	(255)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	14	(50)	(18)	164
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$204	$153	$793	$858
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.48	$0.36	$1.86	$2.01
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	429	426	427	426

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2019 and 2018 are provided below.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.45	$0.45	$1.89	$1.68
Ares Reimbursement	—	—	—	0.03
Net realized and unrealized gains (losses)	0.04	(0.12)	(0.04)	0.38
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.01)	0.03	0.01	(0.08)
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP EPS	$0.48	$0.36	$1.86	$2.01
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less the Ares Reimbursement, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For more information about the Ares Reimbursement, see Note 13 “Related Party Transactions” in Part IV, Item 15 “Financial Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.